Exhibit 99.1

                           Western Plains Energy, LLC



                                                                    October 2005

    INSIDE THIS ISSUE:

______________________________

Company Status          1


Members' Return         2
on Equity


Comments from the       3
Board President

Comments from the       4
Board Secretary

Commodities and         5
Plant News

Safety Corner           6

Controller              7
______________________________


                                 COMPANY STATUS:


Many of you call in from time to time asking how the plant is operating and generally what is going on. I've made some notes of the questions asked and will bring you all up to date on the company. The company completed the expansion to a 40 million gallon production plant in May of this year. Our plant is currently operating at a 42-43 million gallon capacity. Our goal is to continually push production until the plant becomes inefficient or production capacities are maximized.

The plant is using about 60-70% milo and the rest is corn. We see this trend continuing for the next few months.

Ethanol prices have been favorable recently compared to the spring and early summer. However, this is a commodity business and continually cycles. Over the next several months, we believe ethanol prices should remain good; however spring-summer 2006 time frame is still an unknown. The energy bill was a boost but as more plants come on line, supply and demand may affect the price. So we will wait and see how it plays out.

Grain prices have been down for the past several months and we take advantage of that as much as possible. The natural gas price is our biggest concern in the near term. The higher gas prices are tough; the hurricanes have had an effect on this business. Our risk management plans didn't allow for this devastating natural disaster.

We just completed our three day annual shut-down and that went great. This plant is now almost two years old, and maintenance and upkeep is becoming a bigger activity. Keeping the plant in top performance has and will continue to be our focus. When you operate 24 hours a day year around, equipment wears out and preventative maintenance becomes a key component of a successful operation.

The fiscal year end for financial statement purposes was September 30th. Accordingly, the actual audit will begin in November and the results of that audit will be mailed out with the proxy materials.


                                                      Submitted: Mike Erhart CEO


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Page 2



MEMBERS' RETURN ON EQUITY INVESTMENT:

There are numerous ways to evaluate the success or failure of a company. Management and Board Members pay particular attention to Return on Equity Investment to our investing group. While Return on Equity Investment can be measured in several ways, we think of it as the estimated value of the economic benefits enjoyed by our members from their investment in the Company.


The following table summarizes what we believe to be the Return on Equity Investment for all members of the Company for the period from January 2004, when we commenced operations, to June 30, 2005, the last period for which financial information is available. It compares the cash distributions to members and tax credits generated by our operations during that period to the members' original investment. Due to the different tax situations of our members and the difficulty of valuing losses generated by operations, we have omitted that element from our calculations. The numbers in the table are unaudited and in no way represent a promise of future performance. Please pay particular attention to the notes below. Due to the broad nature of our investors, it is difficult to pinpoint an exact value for each investor.


                               Returns to Members
                                    2004-2005


  Initial Member Contributions, Net (Note 1)           $19,801,035
________________________________________________________________________________

                                                        Amount        Percent
                                                                      Return(2)
________________________________________________________________________________

  Cash Distribution (See Note 3:)
  Cash Distributions in 2004                           $ 2,040,000       10.3%
  Cash Distributions in 2005 Through June 30th, 2005   $ 6,568,800       33.2%
                                                        ----------     --------

  Total                                                $ 8,608,800       43.5%


  Tax Credits (See Note 4:)
  2004 Small Producer Credit                           $ 1,500,000        7.6%
  2004 KS HPIP Training & Education Grant              $    50,000        0.3%
  2004 KS HPIP                                         $ 3,583,854       18.1%
  2004 KS Jobs & Business Development Credit           $    62,500        0.3%
                                                        ----------     --------

  Total                                                $ 5,196,354       26.2%
                                                        ----------     --------
Total cash distributions and tax credits               $13,805,154       69.7%
________________________________________________________________________________

Note 1: Based on the contributions of all members to date, net of expenses.

Note 2: Calculated as a percentage of the Initial Members' Contributions. For the tax credits depicted in the table, the percentage assumes that all the credits can be utilized by members, of which there is no assurance.

Note 3: Actual Cash Distributions from WPE through June 30, 2005.

Note 4: Value of Tax Credits received by the Company through calendar 2004, dollar for dollar. The credits may not be available to all investors, depending on individual circumstances.

The company has done well financially since beginning operations in January of 2004. The company has paid, as you can see from the chart, cash distributions of $8,568,800.00 for the period reported. We appreciate each of you for your investment and taking the risk to invest in this company. Thank you!


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                                                                          Page 3

                       COMMENTS FROM THE BOARD PRESIDENT:


With the passage of the new comprehensive energy bill, we believe that ethanol now has a permanent place in the United States energy supply. I just finished reading my copy of the Ethanol Reporter newsletter from the RFS. In it, there were announcements of over 360 million gallons of additional production in the form of new plants and major expansions. This was in just one month's newsletter. By the end of next year, there is projected to be over 4.6 billion gallons of production. These numbers are staggering considering where they were just five years ago.

One important outcome of the energy bill was the expanded definition of "small producer" to include plants that produce up to 60 million gallons. We believe that this resurrects the Small Producer Tax Credit for Western Plains Energy's investors. This is the same Federal Tax Credit we received last year and hopefully will continue to get several years into the future. It amounts to $1.5 million that benefits the members. On a per share basis, we estimate this to be $367.00 per outstanding unit. Of course, laws change quickly, so there is no assurance this benefit will be available for any specific period of time, but we think the chances are good based on the new bill that was recently passed.

Our fiscal year end is September 30. That means it is time for board elections again. There are three positions up for re-election. We encourage anyone who is interested and committed to report to the nomination committee by the second week of November. You are encouraged to run yourself and if you would like to nominate someone else, please let plant management know and they will pass on the information to the committee. I encourage anyone who has any questions or comments to contact the plant management.

Jeff Torluemke
President

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Page 4

                       COMMENTS FROM THE BOARD SECRETARY:


Last spring, the Salina Journal published an editorial by a nationally syndicated journalist that was very critical of the ethanol industry. I wrote a reply, but it was never published. I thought you might enjoy reading this and perhaps it might also give you some ideas to answer some of the misinformation that I'm sure you all hear.


Dear Editor,
                       IS IT IGNORANCE OR SOMETHING ELSE?

I would agree with James Glassman in Wednesday's paper that "Ignorance on energy is profound." His criticisms of ethanol are classic examples. He claims that using more ethanol would increase the cost of gas. Your readers should know that my local coop just filled my 500 gallon farm fuel tank with E85 for $1.57 per gallon. I'm not sure where Mr. Glassman lives, but regular gasoline is selling for over $2.20 per gallon where I live.

E85 is a blend of 85% ethanol and 15% gasoline that can be used in Flexible Fuel Vehicles (FFVs). Many of the big auto manufacturers have produced millions of these FFVs in recent years. I own two of them; a 2000 Dodge Caravan and a 2004 Chevy Silverado. Last Sunday, my son and I drove both of these vehicles past Salina on our way to Wichita and back to Grinnell. We did not stop to fill with fuel in Salina because we knew there was a filling station in Hays that was selling E85 for $1.85. Now, maybe I'm missing something here, or maybe I'm just ignorant, but it doesn't look to me like blending ethanol with gasoline increases the price.

Mr. Glassman cites a study that claims producing ethanol takes 29% more energy than it creates. He is evidently ignorant of more recent government and independent studies that show a positive energy balance of between 30% to almost 70%. Is he also ignorant that his own vehicle likely wastes almost 70% of the energy in each gallon of gas as heat energy out of the radiator and tailpipe? Does he know that only 34% of the electricity generated by power plants actually reaches the consumer after all the line loss? By comparison, ethanol production looks pretty efficient to me.

Mr. Glassman claims that "ethanol gets a federal tax exemption, worth 53 cents per gallon..." Actually, gasoline marketers, i.e. big oil companies, get a 5.3 cent per gallon tax credit if they blend ethanol with their gasoline. They are free to use this credit to pay more for the ethanol, lower the price to the consumer, or stick it in their own pockets. I'll bet even Mr. Glassman is smart enough to figure out what they prefer to do.

Finally, Mr. Glassman contends that "If ethanol made economic sense as a fuel, it wouldn't need help from the government." Again, evidently he is ignorant of another study indicating that if all direct and indirect subsidies received by big oil companies were accounted for, we would be paying another $4.75 per gallon for gasoline.

I really don't think Mr. Glassman is this ignorant. Could it be that his investment portfolio is overloaded with oil company stocks?


Ben Dickman
Secretary
Board of Manager


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                                                                          Page 5

                      FROM THE COMMODITIES DESK:


Summer of 2005 is in the books, fall is here along with milo and corn harvest. For the most part throughout the summer we maintained a 33% corn to 67% milo grind, this ratio may change depending on availability and price of grain.

A large percentage of our grain is purchased from area elevators but I'd like to mention that we also buy farm stored grain. If you are interested in selling grain direct contact me at 785-672-8810 for bids and contracting. Remember all grain purchased is buyers call, due to limited space, must be delivered in the slotted time period. It is also important to take care of the grain once it is in the bin. Be sure to keep a close eye and nose on the grain throughout the storage term, quality grain is good for your pocket book.

Now that I have been here for several months I'd like to say that it has been an enjoyable experience being here at WPE and I would like to thank you all for your support and business.

                                                Greg Doll
                                                Commodities Manager


                                   PLANT NEWS:


Hello everyone. I'm sure it's been a quick and busy summer for all of you just as it's been here at the plant. We just got done with a three day shutdown. We do this every year to do a state boiler inspection. We also do a lot of tank and equipment cleaning and a ton of preventive maintenance. There wasn't a piece of equipment that didn't get checked out. We also installed a new burner in the thermal oxidizer. The thermal oxidizer is what generates the heat to create steam and controls emissions. We have a unique problem in that the natural gas we receive has high nitrogen content. We are hoping the new burner will help alleviate the effects of the nitrogen in the gas. Right now we are maintaining a 42 to 43 million gallon a year rate. We should be in good shape for the winter. We replaced all the high wear parts on the equipment, so hopefully we will not have any failures during the cold winter months. Thanks to everyone for the support and have a safe winter.


Joe Kreutzer
Production Manager


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Page 6


                                 SAFETY CORNER:


Slips trips and falls:

Through recent events at the plant and the upcoming seasonal weather I thought it would be worthwhile to give a simple information reminder. Not all events can be avoided but with a little reminder every now and again maybe one person will remember that article they read to reduce their mishaps. It can take just one fall to lead to the loss of a person's independence and mobility," explained Richard F. Kyle, MD, first vice president of AAOS. "It is important to minimize obstacles that often contribute to slips and falls. When simple safety measures are put in place, these mishaps can decrease significantly." Here are a few ways to minimize the fall potential situations:

o Get rid of clutter. Don't pile up items on the floor, stairway, or pathways between rooms.

o Keep appliance, lamp, and telephone cords out of areas where you walk. Don't put them under rugs.

o Use a rubber mat or put adhesive texture strips on the bottom of the tub or shower. Install grab bars on the walls for additional support. Place a slip-resistant rug on tile floor to safely get in and out of the bathtub.

o Attach non-slip treads to bare-wood steps, and remove small area rugs at the top and bottom of stairs.

o Good lighting is essential, so it is important to install glow-in-the-dark light switches at both the top and bottom of stairways. Also, place a night-light along the route between the bedroom and bathroom.

o    Keep a flashlight and new batteries by the bed in case of a power outage.

o Clean up spills in the kitchen and workplace immediately. Use a step stool or low stepladder -- not chairs or boxes -- to reach items in upper cabinets. Use non-skid wax on the kitchen floor. Wear proper footwear around the home and outside. Never walk around in stocking feet. Consider sneakers and shoes with laces. Avoid higher heels or platform shoes. Of course, even the most careful people are still susceptible to trips and falls. With that in mind, there are "correct" ways to fall to minimize potential injury. Below are some recommended techniques to follow if you cannot prevent a slip or fall:

     o If possible, try to fall on your side or buttocks. Roll over naturally, turning your head in the direction of the roll.

     o Keep your wrists, elbows, and knees bent. Do not try to break the fall with your hands or elbows.

     o Take several deep breaths after falling. If you feel you have suffered an injury, do not try to get up. Call 911 or a family member for help.

     o If you feel you are not injured and are able to get up, crawl to a strong, stable piece of furniture, like a chair, that you can use as a support to help pull yourself up. Place both hands on the seat.
          Slowly begin to raise yourself up. Bend whichever knee is stronger, keeping the other knee on the floor. Finally, slowly twist and sit in the chair.


Have a safe and joyful fall.


Eric Robben
Safety Director




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                                                                          Page 7



                                   CONTROLLER:


It is a pleasure to join such a progressive, innovative, and efficient organization and I look forward to becoming an integral part of WPE's management team. For the past nine years I owned and managed a construction related business in N.W. Montana where my responsibilities included all accounting functions through filing tax returns, sales, bid proposals, supervising employees and dealing with customers and vendors.

From 1978-1995 we lived on a farm in northern California where I co-managed a large diversified farming operation. I also served as a director on a local water district board for seven years. The farm owned a drier and storage facility, hunting clubs, trailer parks and approximately 8,000 irrigated acres.

My primary duties were accounting related however, I participated in many other business related activities.

My wife Cathi and son Dustin are anxious to move to Kansas while my daughter Kendra will stay in Great Falls Montana where she is an assistant manager of an employment agency.

We welcome the opportunity to relocate to N.W. Kansas and I am happy to be a part of "Fueling the Future" with WPE.


Curt Sheldon

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[[WPE LOGO]]   Western Plains Energy



"This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe," "hope" "estimate," anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings."

                                    REMINDER:

1) Be sure to send in your nominations for Board of Managers by November 18th, 2005.

2) Put a reminder for sometime the end of February or first of March 2006 for the Annual Meeting of Members. Details will be posted in filings on the website maintained by the U.S. Securities and Exchange Commission when they become available and sent to the members in advance of the meeting.